Exhibit 4.3

Execution Version

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of July 13, 2018, is entered into by and among Fly Leasing Limited, a Bermuda exempted company (including its successors, the “Company”), and each of the shareholders of the Company that is listed in the signature pages hereof (each, an “Investor” and, collectively the “Investors,” which term shall include individuals who purchase New Shares pursuant to the Summit Securities Purchase Agreement (each as defined below)).

RECITALS

WHEREAS, on December 28, 2012 (the “Original Execution Date”), the Company and certain Investors (the “Original Investors”) entered into that certain Registration Rights Agreement (the “Original Registration  Rights Agreement”), pursuant to which the Company granted such Investors certain registration rights with respect to certain American Depositary Shares (the “Original Shares”), each representing one Common Share, par value $0.001, of the Company (“Common Shares”);

WHEREAS, the Company desires to sell, and certain of the Investors (the “New Investors”) desire to purchase, severally and not jointly, a total of 1,333,334 Common Shares in the form of American Depositary Shares, on the terms and subject to the conditions contained in (i) the Securities Purchase Agreement, dated as of July 11, 2018 (the “Onex Securities Purchase Agreement”), by and among the Company, Meridian Aviation Partners Limited and certain other persons named therein, and (ii) the Securities Purchase Agreement, dated as of July 11, 2018 (the “Summit Securities Purchase Agreement” and, collectively with the Onex Securities Purchase Agreement, the “Securities Purchase Agreements”), by and among the Company and Summit Aviation Holdings LLC (“Summit”);

WHEREAS, upon the closing of the transactions contemplated by the Securities Purchase Agreements, the Investors identified or designated will subscribe for Common Shares in the form of American Depositary Shares (the “New Shares” and, collectively with the Original Shares, the “Shares”) at a price per New Share as set forth in the each of the Securities Purchase Agreements;

WHEREAS, pursuant to Section 4.9 of the Original Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Original Investors (together with their permitted transferees) of a majority-in-interest of the “Registrable Shares” (as such term was defined in the Original Registration Rights Agreement) at the time in question;

WHEREAS, the Company and all of the Original Investors (together with their permitted transferees) desire to amend and restate the Original Registration Rights Agreement in order to provide such Investors and the New Investors certain registration rights with respect to certain securities of the Company, as set forth in this Agreement;

WHEREAS, the Company has agreed to provide the Investors with the registration rights specified in this Agreement with respect to the Shares held by them or any of their permitted transferees, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1  Definitions.  The following terms shall have the meanings set forth in this Section 1.1:

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder.

“Excluded Registration” means a registration under the Securities Act of (i) securities registered on Form S‑8 or any similar successor form, and (ii) securities registered to effect the acquisition of, or combination with, another Person.

“Holder” means (i) each Investor and (ii) any direct or indirect transferee of any Investor who shall become a party to this Agreement in accordance with Section 2.7 and has agreed in writing to be bound by the terms of this Agreement.

“Onex Investors” means the Investors named on the signature pages hereto under the heading “Onex”.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registrable Shares” means the Shares owned by Holders, together with any securities owned by Holders issued with respect to such Shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, amalgamation or other reorganization; provided, however, that Shares that, pursuant to Section 3.1, no longer have registration rights hereunder shall not be considered Registrable Shares.

“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder.

“Summit Investor” means Summit and any Investor named on the signature pages hereto under the heading “Summit,” as well as any individual who purchases New Shares pursuant to the Summit Securities Purchase Agreement.

1.2  Other Terms.  For purposes of this Agreement, the following terms have the meanings set forth in the section or agreement indicated.

Term	Section
Adverse Effect	Section 2.1.4
Advice	Section 2.3
Agreement	Introductory Paragraph
Common Shares	Recitals
Company	Introductory Paragraph
Demand Notice	Section 2.1.1(b)
Demand Registration	Section 2.1.1(b)
Filing Date	Section 2.1.1(a)
Inspectors	Section 2.2(xii)
FINRA	Section 2.2(xiv)
Investors	Introductory Paragraph
New Investors	Recitals
New Shares	Recitals
Onex Securities Purchase Agreement	Recitals

Term	Section
Original Execution Date	Recitals
Original Investors	Recitals
Original Registration Rights Agreement	Recitals
Original Shares	Recitals
Records	Section 2.2(xii)
Securities Purchase Agreement	Recitals
Seller Affiliates	Section 2.5.1
Shares	Recitals
Shelf Registrable Shares	Section 2.1.3
Shelf Registration Statement	Section 2.1.1(a)
Shelf Underwriting	Section 2.1.3
Shelf Underwriting Notice	Section 2.1.3
Shelf Underwriting Request	Section 2.1.3
Summit	Recitals
Summit Securities Purchase Agreement	Recitals
Suspension Notice	Section 2.3

1.3  Rules of Construction.  Unless the context otherwise requires

(1)          a term has the meaning assigned to it;

(2)          “or” is not exclusive;

(3)          words in the singular include the plural, and words in the plural include the singular;

(4)          provisions apply to successive events and transactions; and

(5)          “herein,” “hereof and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

ARTICLE 2

REGISTRATION RIGHTS

2.1  Registration Statement.

2.1.1  Company to File Registration Statement.

(a)          As soon as practicable following, and in no event later than 10 days after, the 180th day after the issuance of New Shares pursuant to the Onex Securities Purchase Agreement (the “Filing Date”), the Company shall withdraw its registration statement on Form F-3 (Registration Number 333-187305) and shall file a registration statement under Rule 415 of the Securities Act (or a successor rule) (a “Shelf Registration Statement”) for a public offering of all (but not less than all) of the Registrable Shares.  If, at any time that there are outstanding Registrable Shares, any Shelf Registration Statement covering such Registrable Shares should cease to be effective for any reason, then, subject to Section 2.1.1(b), the Company shall file another Shelf Registration Statement for a public offering of all (but not less than all) of the Registrable Shares. The Company shall use reasonable best efforts to cause each Shelf Registration Statement referred to in this Section 2.1.1(a) to be declared effective by the SEC as promptly as practicable after such filing and to maintain the effectiveness of such Shelf Registration Statement.

(b)          If the Company is unable to file, cause to be effective or maintain the effectiveness of a Shelf Registration Statement as required under Section 2.1.1(a), each Holder shall have the right by delivering a written notice to the Company (a “Demand Notice”) to require the Company to register under the Securities Act the number of Registrable Shares held by such Holder and requested by such Demand Notice to be so registered (a “Demand Registration”).  A Demand Notice shall also specify the expected method or methods of disposition of the applicable Registrable Shares.  Following receipt of a Demand Notice, the Company shall use its reasonable best efforts to file, as promptly as reasonably practicable, but not later than 60 days after receipt by the Company of such Demand Notice, a registration statement relating to the offer and sale of the Registrable Shares requested to be included therein by the Holders in accordance with the methods of distribution set forth in such Demand Notice and shall use its reasonable best efforts to cause such registration statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof.

(c)          No Holder may participate in any registration statement pursuant to Section 2.1.1(a) or (b) unless such Holder completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents and delivers all legal opinions reasonably required under the terms of such underwriting arrangements; provided, however, that no such Holder shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (i) such Holder’s ownership of his or its Registrable Shares to be transferred free and clear of all liens, claims, and encumbrances, (ii) such Holder’s power and authority to effect such transfer, and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested; provided, further, however, that the obligation of such Holder to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Holders selling Registrable Shares, and the liability of each such Holder will be in proportion thereto, and provided, further, that such liability will be limited to the net amount received by such Holder from the sale of his or its Registrable Shares pursuant to such registration.

2.1.2  Deferral of Filing.  The Company may defer the filing (but not the preparation) of a registration statement required by Section 2.1 until a date not later than ninety (90) days after the Filing Date if at the time of the Filing Date and for two weeks thereafter, the Company is engaged in confidential negotiations or other confidential business activities, disclosure of which would be required in such registration statement (but would not be required if such registration statement were not filed), and the Board of Directors of the Company or a committee of the Board of Directors of the Company determines in good faith that such disclosure would be materially detrimental to the Company and its shareholders.  A deferral of the filing of a registration statement pursuant to this Section 2.1.2 shall be lifted, and the registration statement shall be filed forthwith, if the negotiations or other activities are disclosed or terminated.  In order to defer the filing of a registration statement pursuant to this Section 2.1.2, the Company shall promptly (but in any event within ten (10) days), upon determining to seek such deferral, deliver to each Investor a certificate signed by an executive officer of the Company stating that the Company is deferring such filing pursuant to this Section 2.1.2 and a general statement of the reason for such deferral and an approximation of the anticipated delay (subject to the execution of a confidentiality agreement if required by law or contract).

2.1.3.  Shelf Takedowns.  In the event that the Company files a Shelf Registration Statement pursuant to Section 2.1.1 and such registration statement becomes effective, the Holders shall have the right at any time or from time to time to elect to sell their Registrable Shares in any manner described under “Plan of Distribution” in such registration statement, including pursuant to an underwritten offering of Registrable Shares available for sale pursuant to such registration statement (“Shelf Registrable Shares”).  A Holder shall make such election with respect to an underwritten offering by delivering to the Company a written request (a “Shelf Underwriting Request”) for such underwritten offering to the Company specifying the number of Shelf Registrable Shares that the Holder(s) desire(s) to sell pursuant to such underwritten offering (the “Shelf Underwriting”); provided that the Shelf Underwriting Request shall provide for the sale of no less than $10 million of Registrable Shares.  As promptly as practicable, but no later than two (2) Business Days after receipt of a Shelf Underwriting Request, the Company shall give written notice (the “Shelf Underwriting Notice”) of such Shelf Underwriting Request to all other Holders.  The Company shall include in such Shelf Underwriting (x) the Registrable Shares of the Holder(s) making such Shelf Underwriting Request and (y) the Shelf Registrable Shares of any other Holder of Shelf Registrable Shares which shall have made a written request to the Company for inclusion in such Shelf Underwriting (which request shall specify the maximum number of Shelf Registrable Shares intended to be disposed of by such Holder) within five (5) days after the receipt of the Shelf Underwriting Notice.  The Company shall, as expeditiously as possible (and in any event within 20 days after the receipt of a Shelf Underwriting Request) use its reasonable best efforts to facilitate such Shelf Underwriting.  Notwithstanding the foregoing, if a Holder wishes to engage in an underwritten block trade off of a Shelf Registration Statement, then notwithstanding the foregoing time periods, the Holder only needs to notify the Company of the block trade Shelf Underwriting on the day such offering is to commence and the Company shall notify other Holders on the same day and other Holders must elect whether or not to participate on the day such offering is to commence, and the Company shall as expeditiously as possible use its reasonable best efforts to facilitate such Shelf Underwriting, provided that the Holder requesting such underwritten block trade shall use reasonable best efforts to work with the Company and the underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus supplement and other offering documentation related to the underwritten block trade.  The Company shall, at the request of any Holder of Registrable Shares registered on such Shelf Registration Statement, file any prospectus supplement, any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by any Holder of Registrable Shares registered on such Shelf Registration Statement to effect such Shelf Underwriting.  Once a Shelf Registration Statement has been declared effective, the Holders of Registrable Shares may request, and the Company shall facilitate, an unlimited number of Shelf Underwritings with respect to such Shelf Registration Statement.  In connection with any Shelf Underwriting, the Company shall follow the applicable procedures set forth in Section 2.3.

2.1.4  Cutbacks.  No securities to be sold for the account of the Company, or any other Person that is not a Holder, shall be included in a Shelf Underwriting or Demand Registration, as applicable, unless the managing underwriter or underwriters shall advise the Holders in writing that the inclusion of such securities will not adversely affect the price, timing or distribution of the offering or otherwise adversely affect its success (an “Adverse Effect”).  Furthermore, if the managing underwriter or underwriters shall advise the Holders that, even after exclusion of all securities of other Persons pursuant to the immediately preceding sentence, the amount of Registrable Shares requested  to be included in such Shelf Underwriting or Demand Registration, as applicable, by Holders is sufficiently large to cause an Adverse Effect, the Registrable Shares to be offered by such requesting Holders in the Shelf Underwriting or Demand Registration, as the case may be, shall be reduced pro rata such that each such Holder shall be permitted to include a number of Registrable Shares in the offering equal to (x) the maximum number of Registrable Shares that may be offered in such offering without causing an Adverse Effect multiplied by (y) a fraction, the numerator of which is the number of Registrable Shares proposed by such Holder to be included in the offering and the denominator of which is the total number of Registrable Shares proposed by all Holders to be included in such offering.

2.1.5  Selection of Underwriters.  The Holders of a majority of the Registrable Securities being offered in connection with a Shelf Underwriting or Demand Registration, as applicable, shall select the underwriters for the offering.

2.2  Registration Procedures.  The Company will use its reasonable best efforts to effect the registration and the sale of Registrable Shares in accordance with the intended method of disposition thereof as promptly as is practicable, and pursuant thereto the Company will as promptly as practicable:

(i)           prepare and file with the SEC, pursuant to Section 2.1.1(a) or (b), as applicable, a registration statement on any appropriate form under the Securities Act with respect to such Registrable Shares (provided that a registration pursuant to Section 2.1.1(a) shall be effected pursuant to a Shelf Registration Statement), provided that as far in advance as practicable before filing such registration statement or any amendment thereto, the Company will furnish to the Investors copies of reasonably complete drafts of all such documents prepared to be filed (including exhibits), and any Investor shall have the opportunity to object to any information contained therein and the Company will make corrections reasonably requested by such Investor with respect to such information prior to filing any such registration statement or amendment;

(ii)          prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares subject thereto;

(iii)         furnish to each seller of Registrable Shares and the underwriters of the securities being registered such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), any documents incorporated by reference therein and such other documents as such seller or underwriters may reasonably request in order to facilitate the disposition of the Registrable Shares owned by such seller or the sale of such securities by such underwriters (it being understood that, subject to Section 2.4 and the requirements of the Securities Act and applicable state securities laws, the Company consents to the use of the prospectus and any amendment or supplement thereto by each seller and the underwriters in connection with the offering and sale of the Registrable Shares covered by the registration statement of which such prospectus, amendment or supplement is a part);

(iv)         use its reasonable best efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as the managing underwriter reasonably requests (or, in the event the registration statement does not relate to an underwritten offering, as the holders of a majority of such Registrable Shares may reasonably request); and do any and all other acts and things which may be reasonably necessary or advisable to enable each seller to consummate the disposition of the Registrable Shares owned by such seller in such jurisdictions (provided, however, that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (B) consent to general service of process in any such jurisdiction);

(v)          promptly notify each Investor and confirm such notice in writing (A) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (B) of the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Shares under state securities or “blue sky” laws or the initiation of any proceedings for that purpose, and (C) of the happening of any event which makes any statement made in a registration statement or related prospectus untrue or which requires the making of any changes in such registration statement, prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Shares, such prospectus will not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vi)         make reasonably available members of management of the Company, as selected by the Holders of a majority of the Registrable Shares included in such registration, for assistance in the selling effort relating to the Registrable Shares covered by such registration, including, but not limited to, the participation of such members of the Company’s management in road show presentations;

(vii)        otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, including the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and make generally available to the Company’s security holders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act no later than thirty (30) days after the end of the twelve (12) month period beginning with the first day of the Company’s first fiscal quarter commencing after the effective date of a registration statement, which earnings statement shall cover said twelve (12) month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 20-F and 6-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

(viii)       if requested by the managing underwriter or any seller promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or any seller reasonably requests to be included therein, including, without limitation, with respect to the Registrable Shares being sold by such seller, the purchase price being paid therefor by the underwriters and with respect to any other terms of the underwritten offering of the Registrable Shares to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

(ix)         cooperate with the sellers and the managing underwriter to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or such sellers may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates;

(x)           promptly make available for inspection by any seller, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained by any such seller or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such registration statement; provided, however, that, unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, the Company shall not be required to provide any information under this subparagraph (x) if (A) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information or (B) if either (1) the Company has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (2) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing, unless prior to furnishing any such information with respect to clause (B) such Holder of Registrable Shares requesting such information agrees to enter into a confidentiality agreement in customary form and subject to customary exceptions; and provided, further, that each Holder of Registrable Shares agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential;

(xi)          furnish to each seller and underwriter a signed counterpart of (A) an opinion or opinions of counsel to the Company, and (B) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the sellers or managing underwriter reasonably requests;

(xii)         use its reasonable best efforts to cause the Registrable Shares included in any registration statement to be listed on each securities exchange, if any, on which similar securities issued by the Company are then listed;

(xiii)        provide a transfer agent and registrar for all Registrable Shares registered hereunder;

(xiv)       cooperate with each seller and each underwriter participating in the disposition of such Registrable Shares and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority (“FINRA”);

(xv)        during the period when the prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act;

(xvi)       notify each seller of Registrable Shares promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

(xvii)      enter into such agreements (including underwriting agreements in the managing underwriter’s customary form) as are customary in connection with an underwritten registration; and

(xviii)     advise each seller of such Registrable Shares, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

2.3  Suspension of Dispositions.  Each Holder agrees by acquisition of any Registrable Shares that, upon receipt of any notice (a “Suspension Notice”) from the Company of the happening of any event of the kind described in Section 2.2(v)(C) such Holder will forthwith discontinue disposition of Registrable Shares until such Holder’s receipt of the copies of the supplemented or amended prospectus, or until it is advised in writing (the “Advice”) by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Shares current at the time of receipt of such notice.  The Company shall use its reasonable best efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable.

2.4  Registration Expenses.  All fees and expenses incident to any registration statement including, without limitation, the Company’s performance of or compliance with this Article 2, all registration and filing fees, all fees and expenses associated with filings required to be made with FINRA, as may be required by the rules and regulations of FINRA, fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the Registrable Shares), rating agency fees, printing expenses (including expenses of printing certificates for the Registrable Shares in a form eligible for deposit with the Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a Holder of Registrable Shares), messenger and delivery expenses, the fees and expenses incurred in connection with any listing or quotation of the Registrable Shares, fees and expenses of counsel for the Company and its independent certified public accountants (including the expenses of any special audit or “cold comfort” letters required by or incident to such performance), the fees and expenses of any special experts retained by the Company in connection with such registration, and the fees and expenses of other persons retained by the Company, will be borne by the Company (unless paid by a security holder that is not a Holder for whose account the registration is being effected) whether or not any registration statement becomes effective; provided, however, that any underwriting discounts, commissions, or fees attributable to the sale of the Registrable Shares will be borne by the Holders pro rata on the basis of the number of shares so registered and the fees and expenses of any counsel, accountants, or other persons retained or employed by any Holder will be borne by such Holder.

2.5  Indemnification.

2.5.1  The Company agrees to indemnify and reimburse, to the fullest extent permitted by law, each seller of Registrable Shares, and each of its employees, advisors, agents, representatives, partners, officers, and directors and each Person who controls such seller (within the meaning of the Securities Act or the Exchange Act) and any agent or investment advisor thereof (collectively, the “Seller Affiliates”) (A) against any and all losses, claims, damages, liabilities, and expenses, joint or several (including, without limitation, attorneys’ fees and disbursements except as limited by Section 2.5.3) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus, preliminary prospectus, issuer free writing prospectus (as such term is defined in Rule 433 of the Securities Act) or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (B) against any and all loss, liability, claim, damage, and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, and (C) against any and all costs and expenses (including reasonable fees and disbursements of counsel) as may be reasonably incurred in investigating, preparing, or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, or such violation of the Securities Act or Exchange Act, to the extent that any such expense or cost is not paid under subparagraph (A) or (B) above; except insofar as any such statements are made in reliance upon and in strict conformity with information furnished in writing to the Company by such seller or any Seller Affiliate for use therein or arise from such seller’s or any Seller Affiliate’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such seller or Seller Affiliate with a sufficient number of copies of the same.  The reimbursements required by this Section 2.5.1 will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

2.5.2  In connection with any registration statement in which a seller of Registrable Shares is participating, each such seller will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the fullest extent permitted by law, each such seller will indemnify the Company and each of its employees, advisors, agents, representatives, partners, officers and directors and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) and any agent or investment advisor thereof against any and all losses, claims, damages, liabilities, and expenses (including, without limitation, reasonable attorneys’ fees and disbursements except as limited by Section 2.5.3) resulting from any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus, or any preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information or affidavit so furnished in writing by such seller or any of its Seller Affiliates specifically for inclusion in the registration statement; provided that the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Shares, and the liability of each such seller of Registrable Shares will be in proportion to, and will be limited to, the net amount received by such seller from the sale of Registrable Shares pursuant to such registration statement; provided, however, that such seller of Registrable Shares shall not be liable in any such case to the extent that prior to the filing of any such registration statement or prospectus or amendment thereof or supplement thereto, such seller has furnished in writing to the Company information expressly for use in such registration statement or prospectus or any amendment thereof or supplement thereto which corrected or made not misleading information previously furnished to the Company.

2.5.3  Any Person entitled to indemnification hereunder will (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (X) the indemnifying party has agreed to pay such fees or expenses, or (Y) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person.  If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld).  If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (1) such settlement or compromise contains a full and unconditional release of the indemnified party or (2) the indemnified party otherwise consents in writing.  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

2.5.4  Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 2.5.1 or Section 2.5.2 are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities, or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations.  The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.5.4 were determined by pro rata allocation (even if the Holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 2.5.4.  The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 2.5.3, defending any such action or claim.  Notwithstanding the provisions of this Section 2.5.4, no Holder shall be required to contribute an amount greater than the dollar amount by which the net proceeds received by such Holder with respect to the sale of any Registrable Shares exceeds the amount of damages which such Holder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Shares.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Holders’ obligations in this Section 2.5.4 to contribute shall be several in proportion to the amount of Registrable Shares registered by them and not joint.

If indemnification is available under this Section 2.5, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.5.1 and Section 2.5.2 without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 2.5.4 subject, in the case of the Holders, to the limited dollar amounts set forth in Section 2.5.2.

2.5.5  The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, or controlling Person of such indemnified party and will survive the transfer of securities.

2.6  Transfer of Registration Rights.  The rights of each Holder under this Agreement may be assigned to any direct or indirect transferee of a Holder who agrees in writing to be subject to and bound by all the terms and conditions of this Agreement.

2.7  Rule 144.  The Company will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, will, upon the request of the Holders, make publicly available other information) and will take such further action as the Holders may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Shares without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time or (ii) any similar rule or regulation hereafter adopted by the SEC.  Upon the reasonable request of any Holder, the Company will deliver to such parties a written statement as to whether it has complied with such requirements and will, at its expense, forthwith upon the request of any such Holder, deliver to such Holder a certificate, signed by the Company’s principal financial officer, stating (a) the Company’s name, address and telephone number (including area code), (b) the Company’s Internal Revenue Service identification number, (c) the Company’s SEC file number, (d) the number of shares of each class of capital stock outstanding as shown by the most recent report or statement published by the Company, and (e) whether the Company has filed the reports required to be filed under the Exchange Act for a period of at least ninety (90) days prior to the date of such certificate and in addition has filed the most recent annual report required to be filed thereunder.

2.8  Preservation of Rights.  The Company will not (i) grant any registration rights to third parties which are inconsistent with the rights granted hereunder or (ii) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights expressly granted to the Holders in this Agreement.

ARTICLE 3

TERMINATION

3.1  Termination.  The Company’s obligation to maintain the effectiveness of any registration statement  hereunder shall cease to apply to any particular Registrable Shares when:  (a) a registration statement with respect to the sale of such Registrable Shares (or other securities) shall have become effective under the Securities Act and such Registrable Shares shall have been disposed of in accordance with such registration statement; (b) such Registrable Shares (or other securities) shall have been sold to the public pursuant to Rule 144 under the Securities Act (or any successor provision); or (c) such Registrable Shares (or other securities) shall have ceased to be outstanding.  The Company shall promptly upon the request of any Holder furnish to such Holder evidence of the number of Registrable Shares then outstanding.

ARTICLE 4

MISCELLANEOUS

4.1  Notices.  Any notice or other communication required or permitted to be provided hereunder shall be in writing and shall be delivered in person or by first class mail (registered or certified, return receipt requested), facsimile, or overnight air courier guaranteeing next day delivery, to such address as the recipient shall most recently have designated in writing or, if no such designation has been made, to the following address:

If to the Company:

Fly Leasing Limited
West Pier
Dun Laoghaire
County Dublin, Ireland
Facsimile:      +353 1 231 1901
Attention:       Chief Executive Officer

with a copy to:

Jones Day
250 Vesey Street
New York, New York 10281
Facsimile:      +1 (212) 755-7306
Attention:       Boris Dolgonos, Esq.

If to any Summit Investor:

Summit Aviation  Holdings LLC
50 California Street, 14th Floor
San Francisco, CA 94111
Facsimile: (415) 618-3337
Attention: General Counsel

and

Summit Aviation Management Co., Ltd.
c/o Maples Corporate Services Limited
PO Box 309, Ugland House
Grand Cayman KY1-1104
Cayman Islands
Facsimile: (345) 949-8080

Attention: Director

With a copy to:

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
Facsimile: (650) 752-3601
Attention: Daniel G. Kelly, Jr.

If to the Onex Investors:

c/o Onex Partners Advisor LP
161 Bay Street
Toronto, ON M5J 2 S1
Attention: Tawfiq Popatia

With a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Facsimile: (212) 859-4000
Attention: Christopher Ewan and David Shaw

If to any other Holder, the address indicated for such Holder in the Company’s stock transfer records with copies, so long as Investor owns any Registrable Shares, to the Investors as provided above.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

4.2  Compliance. Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Shares pursuant to the registration statement.

4.3  Authority.  Each of the parties hereto represents to the other that (i) it has the corporate power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action and no such further action is required, (iii) it has duly and validly executed and delivered this Agreement, and (iv) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

4.4  Governing Law; Jury Trial.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without regard to choice of laws or conflict of laws provisions thereof that would require the application of the laws of any other jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

4.5  Successors and Assigns.  Except as otherwise expressly provided herein, this Agreement shall be binding upon and benefit the Company, each Holder, and their respective successors and assigns.  In the event of any merger, consolidation, reorganization, business combination or similar transaction affecting the Company in which the Company is not the surviving entity, it shall be a condition to such merger, consolidation, reorganization, business combination or other transaction that the successor entity to the Company assume the Company’s obligations under this Agreement.

4.6  Severability.  If any provision of this Agreement shall be invalid, unenforceable, illegal or void in any jurisdiction, such invalidity, unenforceability, illegality or voidness shall not affect the validly or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.  In that case, the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining provisions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

4.7   Remedies.  In the event of a breach by the Company or by a Holder of any of their obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  The Company and each Holder agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agree that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.  In addition, the remedies provided herein are cumulative and not exclusive of any remedies provided by law.

4.8   Waivers.  The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in a writing signed by the party against whom the existence of such waiver is asserted.  Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.  No failure by either party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

4.9   Amendment.  This Agreement may not be amended or modified in any respect except by a written agreement signed by the Company and the Holders of a majority of the then outstanding Registrable Shares.

4.10 Entire Agreement. This Agreement supersedes all other prior oral or written agreements among the parties hereto and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, none of the parties hereto makes any representation, warranty, covenant or undertaking with respect to such matters. Unless expressly indicated otherwise in this Agreement, all references in this Agreement “to the date hereof” or “the date of this Agreement” shall refer to ____________, 2018 and shall not be deemed to refer to the Original Execution Date.

4.11  Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

4.12  Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

FLY LEASING LIMITED

By:	/s/ Colm Barrington
Name: Colm Barrington
Title: Chief Executive Officer

SUMMIT:

SUMMIT AVIATION HOLDINGS LLC

By:	/s/ Steven Zissis
Name: Steven Zissis
Title: President

ONEX:

ONEX CORPORATION

By:	/s/ Christopher A. Govan
Name: Christopher A. Govan
Title: Chief Financial Officer

By:	/s/ David Copeland
Name: David Copeland
Title: Managing Director - Tax

ONEX PARTNERS III LP
By: Onex Partners III GP LP, its General Partner
By: Onex Partners Manager LP, its Agent
By: Onex Partners Manager GP ULC, its General Partner

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Managing Director

By:	/s/ Matthew Ross
Name: Matthew Ross
Title: Managing Director

ONEX PARTNERS III GP LP

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Vice President

By:	/s/ Matthew Ross
Name: Matthew Ross
Title: Vice President

ONEX US PRINCIPALS LP
By:	Onex American Holdings GP LLC, its General Partner

By:	/s/ Matthew Ross
Name: Matthew Ross
Title: Vice President

ONEX PARTNERS III PV LP
By:	Onex Partners III GP LP, its General Partner
By:	Onex Partners Manager LP, its Agent
By:	Onex Partners Manager GP ULC, its General Partner

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Managing Director

By:	/s/ Matthew Ross
Name: Matthew Ross
Title: Managing Director

ONEX PARTNERS III SELECT LP
By:	Onex Partners III GP LP, its General Partner
By:	Onex Partners Manager LP, its Agent
By:	Onex Partners Manager GP ULC, its General Partner

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Managing Director

By:	/s/ Matthew Ross
Name: Matthew Ross
Title: Managing Director

MERIDIAN AVIATION PARTNERS LIMITED

By:	/s/ Jonathan Mueller
Name: Jonathan Mueller
Title: Director

NEW PCO II INVESTMENTS LTD.

By:	/s/ Lori Shapiro
Name: Lori Shapiro
Title: Vice President

By:	/s/ Michelle Iskander
Name: Michelle Iskander
Title: Secretary